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                                                                     EXHIBIT 4.6

                          SECOND SUPPLEMENTAL INDENTURE
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     SECOND SUPPLEMENTAL INDENTURE, dated as of November 4, 1999, by and among
EMC Corporation, a Massachusetts corporation (the "Company"), as successor in interest to Data General Corporation ("Data General"), and The Bank of New York, as Trustee (the "Trustee"), under the Indenture dated as of May 21, 1997, as supplemented by the First Supplemental Indenture, dated as of October 12, 1999, by and between Data General and the Trustee (the "Indenture").

     WHEREAS, the Indenture was authorized, executed and delivered by Data General to provide for the issuance by Data General of Data General's 6% Convertible Subordinated Notes Due 2004 (the "Notes"); and

     WHEREAS, pursuant to Section 6.7 of the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 6, 1999 by and among the Company, Emerald Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Data General, Data General may be merged with and into the Company with the Company surviving the merger; and

     WHEREAS, the merger of Data General with and into the Company, with the Company surviving the merger, has become effective.

     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH, that, in consideration of the premises, it is mutually agreed, for the benefit of each other and for the equal and proportionate benefit of all holders from time to time of the Notes, as follows:

                                   ARTICLE I

     SECTION 1. DEFINITIONS

     Terms defined in the Indenture and used without other definition herein have the respective meanings ascribed to them in the Indenture.

     SECTION 1.2 EXPRESS ASSUMPTION.

     The Company hereby expressly assumes the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by Data General.


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                                   ARTICLE II

                                  MISCELLANEOUS

     SECTION 1. SEVERABILITY.

     In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 2. GOVERNING LAW.

     THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

     SECTION 3. RATIFICATION.

     This Second Supplemental Indenture is a supplement to the Indenture. As supplemented by this Second Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed and the Indenture and this Second Supplemental Indenture shall together constitute one and the same instrument.

     SECTION 4. COUNTERPART ORIGINALS.

     The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     SECTION 5. THE TRUSTEE.

     The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the Recitals contained herein.


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     IN WITNESS WHEREOF, EMC CORPORATION has caused this Second Supplemental
Indenture to be signed in its corporate name and acknowledged by one of its duly authorized officers; and THE BANK OF NEW YORK, as Trustee, has caused this Indenture to be signed and acknowledged by one of its duly authorized signatories as of the day and year first above written.

                                 EMC CORPORATION

                                 By: /s/  Paul T. Dacier

                                       Paul T. Dacier
                                       Senior Vice President and General Counsel

                                 THE BANK OF NEW YORK,
                                        as Trustee

                                 By: /s/ Mary Jane Schmalzel

                                        Mary Jane Schmalzel
                                        Vice President